Exhibit 99.1

SBT Bancorp, Inc. Reports Fourth Quarter 2013 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--January 28, 2014--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $132,000 or $0.12 per diluted share for the fourth quarter of 2013, compared to $604,000 or $0.66 per diluted share for the fourth quarter of 2012.

For the twelve months ended December 31, 2013, net income amounted to $1,135,000 or $1.17 per diluted share. This compares to net income of $2,044,000 or $2.18 per diluted share for the twelve months ended December 31, 2012. Total assets on December 31, 2013 were $422 million compared to $375 million on December 31, 2012.

“2013 featured double digit growth in our loans and continued strong deposit growth. We continue to enjoy leading market share in mortgage originations and the leading Connecticut based bank for deposits in our markets. We are also very pleased with the progress in our commercial banking operations, with commercial loan balances increasing by $22 million or 36% since yearend 2012. Our earnings performance, however, was disappointing as the sudden and dramatic rise in market interest rates adversely impacted our mortgage gain-on-sale revenue trend due to lower demand for mortgage re-financings.” stated SBT Bancorp President and CEO, Martin J. Geitz.

Key highlights for year-to-date 2013 included:

  Overall loan growth of $46.6 million or 19.8% during 2013.
  Total asset growth of $46.8 million or 12.5%.
  Total deposits increased $18.1 million or 5.3% during 2013.
  Ranked number one in market share in our nine town core market for mortgage originations and in Hartford County ranked thirteenth overall and third among Hartford County headquartered banks.
  In four towns in which we have branch locations, ranked second overall and first among Connecticut headquartered banks in deposit market share.
  Net interest and dividend income increased $561 thousand or 5.3% compared to year to date 2012 and increased $319 thousand or 12.3% compared to fourth quarter of 2012.
  Year to date 2013 net interest margin of 3.13% was 4 basis points lower compared to year to date 2012 but was 11 basis points higher compared to the fourth quarter of 2012.
  Year to date 2013 net income was $909 thousand lower compared to year to date 2012 primarily due to the reduction in mortgage banking gains on loan sales as the increase in longer-term interest rates has negatively impacted residential mortgage refinancing activity.
  Total loan delinquency increased to 1.34% of total loans compared to the previous year’s 0.76% primarily due to one relationship totaling $0.9 million that was placed on non-accrual status during the second quarter, with no loss expected. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at December 31, 2013 was 0.99% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong ending the fourth quarter of 2013 at 13.08%

On December 31, 2013, loans outstanding were $283 million, an increase of $46.6 million, or 20%, over a year ago. Commercial loans grew by $22 million or 36%, residential mortgage loans grew by $23 million or 19%, and consumer loans grew by $1.6 million or 3%. Combined mortgage and consumer loan closings decreased by 34.6% during the fourth quarter 2013 as compared to the fourth quarter 2012 due to a 42.9% decrease in mortgage closings offset by a 3.6% increase in consumer closings. Combined mortgage and consumer closings for full year 2013 increased by 0.4% as compared to full year 2012 due to a 4.7% decrease in mortgage closings offset by 26.4% increase in consumer closings. The Bank was first in mortgage loan volume market share, according to the Warren Group, in its four town branch market as well as its nine town CRA market area.

The profile of the Company’s loan portfolio remains relatively strong. The Company’s allowance for loan losses at December 31, 2013 was 0.99% of total loans. The Company had non-accrual loans totaling $2.8 million equal to 0.98% of total loans on December 31, 2013 compared to non-accrual loans totaling $1.2 million or 0.53% of total loans a year ago. Total non-accrual and delinquent loans on December 31, 2013 were 1.32% of loans outstanding compared to 0.76% on December 31, 2012. The increase in non-accrual and delinquent loans was primarily due to one relationship totaling $0.9 million which is fully collateralized with no loss expected.

Total deposits on December 31, 2013 were $358 million, an increase of $18.1 million or 5.3% over a year ago. At quarter-end, 32% of total deposits were in non-interest bearing demand accounts, 49% were in low-cost savings and NOW accounts and 19% were in time deposits.

For the fourth quarter, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,556,000 compared to $3,889,000 a year ago, a decrease of $333,000 or 9%. Net interest and dividend income increased by $319,000 or 12% primarily due to an increase in yield on earning assets and increases in average outstanding balances. Non-interest income decreased by $652,000 or 51%, primarily due to a decrease in gain on loan sales in the amount of $588,000. For the twelve months ended December 31, 2013, total revenues were $14,213,000 compared to $14,579,000 for the twelve months ended December 31, 2012, a decrease of $366,000 or 3%. Over this period, net interest and dividend income increased by $561,000 or 5%, while noninterest income decreased by $927,000 or 23% primarily due to a decrease in gains on loans sold in the amount of $876,000.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.26% for the fourth quarter of 2013, compared to 3.15% for the fourth quarter of 2012. The Company’s cost of funds declined 3 basis points while the yield on interest earning assets increased 8 basis points during the fourth quarter of 2013, compared to the fourth quarter of 2012.

Total noninterest expenses for the fourth quarter of 2013 were $3,399,000, an increase of $448,000 or 15% above the fourth quarter of 2012. Fourth quarter 2013 expense increases included salaries and employee benefits in the amount of 169,000 or 10%, occupancy costs related to lease expense related to the company’s new administration offices in the amount of $79,000 or 31%. Data processing fees increased by $52,000 or 39% and other expenses increased by $63,000 or 23%. For the twelve months ended December 31, 2013, total noninterest expenses were $12,599,000 compared to $11,508,000 for the twelve months ended December 31, 2012, an increase of $1,091,000 or 9.5%. Over this period, the increase in expenses was primarily in salary and employee benefits and occupancy expenses.

Capital levels for the Simsbury Bank & Trust Company on December 31, 2013 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios December 31, 2013
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.09%	5.00%
Tier 1 Risk-Based Capital Ratio	11.92%	6.00%
Total Risk-Based Capital Ratio	13.08%	10.00%

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. The Bank has approximately $422 million in assets. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc and Subsidiary
Condensed Consolidated Balance Sheets
December 31, 2013 and 2012

(In Thousands, Except Share Data)

	12/31/2013	12/31/2012
	(unaudited)
ASSETS
Cash and due from banks	$13,355	$12,372
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	24,165	19,276
Money market mutual funds	346	358
Federal funds sold	724	2,094
Cash and cash equivalents	38,590	34,100

Interest-bearing time deposits with other bank	-	3,789
Investments in available-for-sale securities (at fair value)	87,449	91,820
Federal Home Loan Bank stock, at cost	2,196	589

Loans outstanding	282,528	235,884
Less allowance for loan losses	2,792	2,594
Loans, net	279,736	233,290

Premises and equipment	1,618	824
Accrued interest receivable	1,074	1,019
Other real estate owned	-	213
Bank owned life insurance	6,729	6,520
Other assets	4,456	2,855
Total other assets	13,877	11,431

TOTAL ASSETS	$421,848	$375,019

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$116,015	$92,670
Savings and NOW deposits	173,500	175,268
Time deposits	68,989	72,471
Total deposits	358,504	340,409

Securities sold under agreements to repurchase	4,390	3,569
FHLBB Advances	30,000	0
Other liabilities	1,558	1,604
Total liabilities	394,452	345,582

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at June 30, 2013 and 2012;
liquidation value of $1,000 per share	8,976	8,964
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 900,264 shares and 899,850 shares, respectively,
at 12/31/13 and 888,724 shares and 870,268 shares, respectively, at 12/31/12	10,136	9,901
Retained earnings	10,347	9,819
Treasury Stock, 414 shares	(7)	(7)
Unearned compensation restricted stock awards	(401)	(368)
Accumulated other comprehensive (loss) income	(1,655)	1,128
Total stockholders' equity	27,396	29,437
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$421,848	$375,019

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the twelve months ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012

Interest and dividend income:
Interest and fees on loans	$ 2,658	$ 2,368	$ 9,853	$ 9,656
Investment securities	504	316	2,116	1,662
Federal funds sold and overnight deposits	6	168	35	249
Total interest and dividend income	3,168	2,852	12,004	11,567

Interest expense:
Deposits	239	253	894	1,037
Repurchase agreements	1	1	4	4
Federal Home Loan Bank advances	11	-	19	-
Total interest expense	251	254	917	1,041

Net interest and dividend income	2,917	2,598	11,087	10,526

Provision for loan losses	115	110	345	320

Net interest and dividend income after
provision for loan losses	2,802	2,488	10,742	10,206

Noninterest income:
Service charges on deposit accounts	120	134	488	495
Gain on sales of available-for-sale securities	11	35	109	113
Other service charges and fees	207	240	686	798
Increase in cash surrender value
of life insurance policies	50	56	209	208
Gain on loans sold	187	775	1,390	2,266
Investment services fees and commissions	59	51	231	171
Other income	5	-	13	2
Total noninterest income	639	1,291	3,126	4,053

Noninterest expense:
Salaries and employee benefits	1,792	1,623	6,880	6,271
Occupancy expense	336	257	1,185	1,059
Equipment expense	102	75	290	275
Loss on sale of other real estate owned	45	38	45	38
Advertising and promotions	163	149	756	655
Forms and supplies	35	35	144	173
Professional fees	157	139	543	577
Directors' fees	77	59	264	229
Correspondent charges	76	77	318	344
Postage	20	25	86	93
FDIC Assessment	69	62	188	176
Data Processing Fees	185	133	619	502
Other expenses	342	279	1,281	1,116
Total noninterest expense	3,399	2,951	12,599	11,508

Income before income taxes	42	828	1,269	2,751
Income tax provision (benefit)	(90)	224	134	707

Net income	$ 132	$ 604	$ 1,135	$ 2,044

Net income available to common shareholders	$ 107	$ 579	$ 1,029	$ 1,898

Average shares outstanding, basic	875,833	869,931	872,411	867,087
Earnings per common share, basic	$ 0.12	$ 0.67	$ 1.18	$ 2.19

Average shares outstanding, assuming dilution	879,186	876,000	876,987	872,206
Earnings per common share, assuming dilution	$ 0.12	$ 0.66	$ 1.17	$ 2.18

CONTACT:
The Simsbury Bank & Trust Company
Richard J. Sudol, SVP & CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com